Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE HIRES CFO

TULSA, OK – December 8. 2010 Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, announced today that Kevin S. Cavanah has been promoted to the position of Vice President of Finance and Chief Financial Officer effective December 6, 2010.

Mr. Cavanah has served the Company as Vice President, Accounting and Financial Reporting since August 2007 and as Controller since April 2003. Prior to joining the Company, Mr. Cavanah served as an Accounting Manager for Williams Communications from 2001 to 2003 and as an Accounting Manager for The Williams Companies, Inc. from 1998 to 2001. Prior to joining Williams, Mr. Cavanah served as an Audit Manager for Ernst & Young, LLP. Mr. Cavanah has a Bachelor of Science in Business Administration degree in Accounting from the University of Arkansas.

Mr. Michael J. Hall, Chairman of the Matrix Service Company Board of Directors, said, “I have worked with Kevin since he joined the Company in 2003 and he is a proven accounting, financial and business leader. He has extensive experience in financial reporting, internal controls and regulatory compliance. We are fortunate to have such a strong internal candidate to assume this important role.”

About Matrix Service Company

Matrix Service Company provides engineering, construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in California, Illinois, Michigan, New Jersey, Oklahoma, Pennsylvania, Texas, and Washington in the U.S. and in Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Kevin Cavanah

Vice President and CFO

T: 918-838-8822

E: kcavanah@matrixservice.com